Exhibit 18(iii) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K


                             FUNDMANAGER PORTFOLIOS
                          (FORMERLY, FUNDMANAGER TRUST)

                               ADDENDUM #1 TO THE
                     MULTIPLE CLASS EXPENSE ALLOCATION PLAN
                         ADOPTED PURSUANT TO RULE 18F-3

      This Addendum #1 to the Multiple Class Expense Allocation Plan Adopted Pursuant to Rule 18f-3 reflects the establishment of a new series of the Trust, International Portfolio with two Classes, established and designated as "Financial Adviser Class" and "No-Load Class." The Financial Adviser Class and No-Load Class of Shares of International Portfolio are identical in all material respects to those Classes of Shares of the Initial Series.

Adopted on May 31, 1997 (to reflect board action on May 20, 1997)